Exhibit 10.1

May 31, 2016

salesforce.com, inc.

The Landmark @ One Market

Suite 300

San Francisco, California 94105

Attention: Joachim Wettermark

Project Champagne

Commitment Letter

Ladies and Gentlemen:

salesforce.com, inc., a Delaware corporation (“you” or the “Borrower”) has advised Merrill Lynch, Pierce, Fenner & Smith Incorporated (or any of its designated affiliates, “MLPFS”) and Bank of America, N.A. (“Bank of America”; together with MLPFS, “we” or “us”) that it intends to acquire (the “Acquisition”), directly or indirectly, all of the outstanding common stock of Demandware, Inc., a Delaware corporation (the “Target”) pursuant to a tender offer by Dynasty Acquisition Corp., a newly created wholly-owned indirect subsidiary of the Borrower (“Merger Sub”), followed by a merger of Merger Sub with and into the Target (the “Merger”). The Acquisition will be consummated pursuant to an Agreement and Plan of Merger by and among the Borrower, Merger Sub and the Target dated as of the date of this letter (the “Merger Agreement”). You have also advised Bank of America and MLPFS that you intend to finance the Acquisition and the Merger and the costs and expenses related to the Transaction (as hereinafter defined) from one or more of the following sources (and that no other financing will be required in connection with the Transaction): (i) the Borrower will obtain the term loan facility described in this Commitment Letter (as defined below) in an aggregate principal amount equal to $500 million (the “Term Loan Facility”), (ii) revolving borrowings under the Borrower’s Existing Credit Agreement (as defined in the Summary of Terms (as defined below)) and (iii) the Borrower’s cash. The Acquisition, the entering into and funding of the Term Loan Facility and all related transactions are hereinafter collectively referred to as the “Transaction.”

In connection with the foregoing, Bank of America hereby commits to provide the full principal amount of the Term Loan Facility to the Borrower and to act as the sole administrative agent (in such capacity, the “Administrative Agent”) for the Term Loan Facility, all upon and subject to the terms and conditions set forth in this letter, in the Summary of Terms and Conditions attached as Exhibit A hereto and incorporated herein by this reference (the “Summary of Terms”, and together with this letter and the other exhibits hereto, the “Commitment Letter”) and in the Fee Letter (as hereinafter defined). MLPFS is pleased to advise you of its willingness, as sole lead arranger and sole bookrunner (in such capacities, the “Lead Arranger”) for the Term Loan Facility, to use its commercially reasonable efforts to form a syndicate of banks and financial institutions (including Bank of America) (collectively, the “Lenders”) acceptable to you for the Term Loan Facility. For purposes of this Commitment Letter and the Fee Letter, (i) “Effective Date” shall mean the date of effectiveness of the definitive credit agreement under the Loan Documentation (the “Credit Agreement”) solely upon the satisfaction (or waiver by the Lead Arranger) of each of the conditions precedent identified in the Summary of Terms under the heading “Conditions

Precedent to Effectiveness” and (ii) “Funding Date” shall mean the date of the consummation of the Merger, the satisfaction (or waiver by the Lead Arranger) of each of the conditions precedent identified in the Summary of Terms under the heading “Conditions Precedent to Funding” and the funding of the Term Loan Facility.

Bank of America will act as sole Administrative Agent for the Term Loan Facility and MLPFS will act as Lead Arranger for the Term Loan Facility. No additional agents, co-agents, arrangers or bookrunners will be appointed and no other titles will be awarded unless you and we shall so agree in writing. It is understood and agreed that, if any additional arranger or bookrunner is appointed in accordance with this letter, MLPFS will have the left and highest placement on any information memoranda and other marketing materials relating to the Term Loan Facility, and shall hold the role and responsibilities conventionally associated with such placement, including maintaining sole physical books for the Term Loan Facility.

Notwithstanding anything in this Commitment Letter, the Fee Letter, the Loan Documentation (as defined below) or any other agreement or other undertaking concerning the financing contemplated hereby, the Acquisition or the Merger to the contrary, the funding of the Term Loan Facility on the Funding Date pursuant to the commitment of Bank of America hereunder is subject solely to the satisfaction (or waiver by the Lead Arranger) of each of the conditions precedent identified in the Summary of Terms under the heading “Conditions Precedent to Funding”.

Notwithstanding anything in this Commitment Letter, the Fee Letter, the definitive documentation for the Term Loan Facility (the “Loan Documentation”) or any other agreement or other undertaking concerning the financing contemplated hereby, the Acquisition or the Merger to the contrary, (i) the only conditions (express or implied) to the availability and funding of the Term Loan Facility on the Funding Date are those conditions precedent expressly set forth in the Summary of Terms under the heading “Conditions Precedent to Funding”, (ii) the only representations and warranties the accuracy of which shall be a condition to the availability of the Term Loan Facility on the Funding Date shall be the Specified Representations (defined below) and (iii) the terms of the Loan Documentation shall be in a form such that they do not impair availability of the Term Loan Facility on the Funding Date if the conditions precedent identified in the Summary of Terms under the heading “Conditions Precedent to Funding” are satisfied (or waived by the Lead Arranger) (it being understood that, to the extent any guarantee is not or cannot be provided on the Funding Date after your use of commercially reasonable efforts to do so, then the delivery of such guarantee shall not constitute a condition precedent to the availability of the Term Loan Facility on the Funding Date but instead shall be required to be delivered after the Funding Date pursuant to arrangements and timing to be mutually agreed by the Administrative Agent, the Lead Arranger and the Borrower acting reasonably). For purposes hereof, “Specified Representations” means (a) such of the representations and warranties made by the Target with respect to the Target and its subsidiaries and/or assets in the Merger Agreement that are material to the interests of the Lenders, but only to the extent that you (or your subsidiary or affiliate) have the right to terminate your (or its) obligations under the Merger Agreement, or decline to consummate the Offer (as defined in the Merger Agreement), as a result of a breach of such representations and warranties in the Merger Agreement (the “Specified Merger Agreement Representations”) and (b) the representations and warranties of the Borrower and the Guarantors in the Loan Documentation relating to (1) corporate or other organizational existence, (2) corporate power and authority to enter into the Loan Documentation, (3) the enforceability against the Borrower and the Guarantors of the Loan Documentation, (4) due authorization, execution and delivery of the Loan Documentation, (5) the execution and delivery of the Loan Documentation does not contravene any material law or conflict with the organizational documents of the Borrower and the Guarantors, (6) Federal Reserve margin regulations, (7) solvency on a consolidated basis as of the Funding Date (after giving effect to the Transaction) of the Borrower and its subsidiaries consistent with the form of solvency certificate attached hereto as Exhibit B, (8) the Investment Company Act, (9)

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PATRIOT Act, and (10) use of proceeds does not violate OFAC or FCPA and (except with respect to use of proceeds) material compliance with OFAC and FCPA (the “Specified Credit Agreement Representations”). This paragraph shall be known as the “Certain Funds Provision.”

The Lead Arranger reserves the right, prior to or after the Funding Date, to syndicate all or a portion of Bank of America’s commitment hereunder with respect to the Term Loan Facility (x) prior to the later to occur of (i) the funding of the Term Loan Facility on the Funding Date and (ii) the Syndication Date, to Approved Lenders (as defined and as further provided below) and (y) after the later to occur of (i) the funding of the Term Loan Facility on the Funding Date and (ii) the Syndication Date, in accordance with the assignment provisions of the Credit Agreement; provided that notwithstanding the right of the Lead Arranger to syndicate the Term Loan Facility and receive commitments with respect thereto, Bank of America shall not be relieved, released or novated from its obligations hereunder (including its obligation to fund the entire amount of the Term Loan Facility pursuant to its commitment hereunder on the Funding Date) in connection with any syndication, assignment or participation of the Term Loan Facility, prior to the funding of the entire amount (or such lesser amount as is requested by the Borrower in writing) of the Term Loan Facility on the Funding Date, except pursuant to (a) the Credit Agreement, to the extent of the commitments of the Lenders party thereto that (i) have been identified in that certain side letter among the parties hereto dated as of the date of this Commitment Letter (the “Side Letter”) or (ii) are otherwise acceptable to you in your sole discretion (any such Lender described in the foregoing clauses (i) or (ii), an “Approved Lender”), in which case the commitment of Bank of America hereunder will be reduced dollar-for-dollar by the commitments of such Approved Lenders, or (b) a customary joinder or amendment to, or amendment or restatement of, this Commitment Letter executed by you and us (any such joinder, amendment or amendment and restatement, a “Joinder”) pursuant to which an Approved Lender agrees to become party to this Commitment Letter and to extend commitments directly to you on the terms set forth herein (in which case the commitment of Bank of America hereunder will be reduced dollar-for-dollar by the commitments of such Approved Lenders), and which, for the avoidance of doubt, shall not add any conditions to the availability of the Term Loan Facility or modify the Commitment Letter in any matter other than technical modifications necessary to effectuate the addition of such Approved Lenders; provided further that (x) in the event that Bank of America deems it reasonably necessary, at any time after the date that is 30 days after the date of this Commitment Letter and based on the progress of the negotiation of the Credit Agreement (and provided that the Effective Date has not occurred), the parties hereto shall cooperate in good faith to execute and deliver Joinders promptly upon prospective Approved Lenders’ being identified in consultation with you (with it being understood that the terms of this Commitment Letter shall not be modified in connection with any such Joinder, other than such technical modifications as may be necessary to effectuate the addition of such Approved Lenders), and (y) in the event that the Lead Arranger deems it reasonably necessary to syndicate to Lenders not identified in the Side Letter, the Borrower shall use commercially reasonable efforts to consult with the Lead Arranger to identify and designate other Approved Lenders that are mutually agreeable to the Borrower (in its sole discretion) and the Lead Arranger. You and we shall negotiate in good faith to agree upon Loan Documentation that is no less favorable to the Borrower than the Existing Credit Agreement (as defined in the Summary of Terms) and the related loan documentation and that is otherwise substantially consistent with the Summary of Terms or as you and we may otherwise agree, and you and we shall use commercially reasonable efforts to finalize as promptly as practicable such Loan Documentation after the date hereof.

Without limiting your obligations to assist with syndication efforts as set forth herein, it is understood that Bank of America’s commitment hereunder is not conditioned upon the syndication of, or receipt of commitments in respect of, the Term Loan Facility and the successful completion of syndication of the Term Loan Facility shall not constitute a condition to the availability of the Term Loan Facility on the Funding Date. The Lead Arranger intends to commence syndication of the Term Loan Facility promptly upon your acceptance of this Commitment Letter and the Fee Letter. Until the earlier of (i) the date upon

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which a Successful Syndication (as defined in the Fee Letter) is achieved and (ii) the 90th day following the Funding Date (the “Syndication Date”), you agree to actively assist, and to use your commercially reasonable efforts to cause the Target to actively assist, the Lead Arranger in achieving a syndication of the Term Loan Facility that is reasonably satisfactory to the Lead Arranger and you. Such assistance shall include your (a) providing and using your commercially reasonable efforts to cause your advisors to provide (and using your commercially reasonable efforts to cause the Target and its advisors to provide) Bank of America and MLPFS upon request with all financial statements, projections and other financial information reasonably deemed necessary by Bank of America and MLPFS to complete syndication, including, but not limited to, information and evaluations prepared by you and your advisors, or on your behalf, or by the Target and its advisors, or on their behalf, relating to the transactions contemplated hereby (including the Projections (as hereinafter defined), the “Information”), (b) assisting (including by using commercially reasonable efforts to cause the Target to assist) in the preparation of confidential offering memoranda and other customary marketing materials to be used in connection with the syndication of the Term Loan Facility (collectively with the Summary of Terms, the “Information Materials”), (c) using your commercially reasonable efforts to ensure that the syndication efforts of the Lead Arranger benefit materially from your and, to the extent practicable and commercially reasonable, the Target’s existing banking relationships and (d) otherwise assisting the Lead Arranger in its syndication efforts, including by making your and your subsidiaries’ officers and advisors available (and your using commercially reasonable efforts to cause the officers and advisors of the Target and its subsidiaries to be available) from time to time to attend and make presentations regarding the business and prospects of the Borrower and its subsidiaries and/or the Target and its subsidiaries, as appropriate, at one meeting of prospective Lenders (or, if otherwise deemed reasonably necessary by MLPFS, one or more meetings of prospective Lenders), at a time and location to be mutually agreed.

Notwithstanding anything to the contrary contained in this Commitment Letter or the Fee Letter, (A) you will not be required to provide any information to the extent that the provision thereof would violate any attorney-client privilege, law, rule or regulation or any confidentiality obligation binding on you, the Target and/or any of your or their respective affiliates; provided that you shall use commercially reasonable efforts to obtain the relevant consents under such obligations of confidentiality to permit the provision of such information and shall notify us of the information that is not being provided on the basis of such confidentiality obligations and (B) the financial statements identified in the Summary of Terms under the heading “Conditions Precedent to Funding” are the only financial statements that will be required in connection with the syndication of the Term Loan Facility.

It is understood and agreed that the Lead Arranger will manage and control all aspects of the syndication in consultation with you, including decisions as to the selection of prospective Approved Lenders and any titles offered to proposed Approved Lenders, when commitments will be accepted and the final allocations of the commitments among the Approved Lenders (which allocations must be acceptable to you in your reasonable discretion, your consent thereto not to be unreasonably withheld or delayed). It is understood that no Lender participating in the Term Loan Facility will receive compensation from you in order to obtain its commitment, except on the terms contained herein, in the Summary of Terms and in the Fee Letter. It is also understood and agreed that the amount and distribution of the fees among the Lenders will be at the sole and absolute discretion of Bank of America and the Lead Arranger.

You represent and warrant that (in each case, to your knowledge with respect to the Target and its subsidiaries) (a) all financial projections concerning the Borrower and its subsidiaries and the Target and its subsidiaries that have been or are hereafter made available to Bank of America, MLPFS or the Lenders by you or any of your subsidiaries or representatives (or on your or their behalf) or by the Target or any of its subsidiaries or representatives in connection with the transactions contemplated hereby (the “Projections”) have been or will be prepared in good faith based upon assumptions that you believed to be reasonable at the time made (it being understood that Projections are as to future events, are not to be

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viewed as facts and that actual results during the period or periods covered by such Projections may differ from projected results and such differences may be material) and (b) all written Information, other than Projections and information of a general industry nature, which has been or is hereafter made available to Bank of America, MLPFS or the Lenders by you or any of your representatives or subsidiaries (or on your or their behalf) or by the Target or any of its subsidiaries or representatives in connection with any aspect of the transactions contemplated hereby, as and when furnished, taken as a whole and together with your filings with the Securities and Exchange Commission, is and will be correct in all material respects and does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not materially misleading in light of the circumstances under which such statements were made (after giving effect to all supplements and updates thereto from time to time). You agree to furnish us with further and supplemental information from time to time until the Funding Date and, if requested by us, for a period thereafter ending upon the Syndication Date as is necessary to complete the syndication of the Term Loan Facility, so that the representation and warranty in the immediately preceding sentence are correct on the Funding Date and on such later date on which the syndication of the Term Loan Facility is completed as if the Information were being furnished, and such representation and warranty were being made, on such date; provided, that, any such supplementation shall cure any breach of such representations and in each case, prior to the Funding Date, with respect to the Target and its subsidiaries, your obligations pursuant to this sentence shall be on a commercially reasonable efforts basis. In issuing this commitment and in arranging and syndicating the Term Loan Facility, Bank of America and MLPFS are and will be using and relying on the Information without independent verification thereof and do not assume responsibility for the accuracy or completeness of the Information. Without limiting your obligations under this paragraph, it is understood that Bank of America’s commitment with respect to the Term Loan Facility hereunder is not conditioned upon the accuracy of, or your compliance with, the representations, warranties and covenants in this paragraph.

You acknowledge that MLPFS and/or Bank of America on your behalf will make available Information Materials to the proposed syndicate of Lenders by posting the Information Materials on Syndtrak, IntraLinks or another similar electronic system. In connection with the syndication of the Term Loan Facility, unless the parties hereto otherwise agree in writing, you shall be under no obligation to provide Information Materials suitable for distribution to any prospective Lender (each, a “Public Lender”) that has personnel who do not wish to receive material non-public information (within the meaning of the United States federal securities laws, “MNPI”) with respect to the Borrower or its affiliates, the Target or its affiliates, or the respective securities of any of the foregoing. You agree, however, that the Loan Documentation will contain provisions concerning Information Materials to be provided to Public Lenders and the absence of MNPI therefrom. Prior to distribution of Information Materials to prospective Lenders, you shall provide us with a customary letter authorizing the dissemination thereof, subject to confidentiality undertakings satisfactory to you (it being understood and agreed that customary procedures employed by us for providing prospective Lenders access via Syndtrak (or another similar electronic system) to information and other materials related to the Term Loan Facility and the confidentiality terms to be accepted by prospective Lenders in connection therewith are satisfactory to you for such purpose).

By executing this Commitment Letter, you agree to reimburse Bank of America and the Lead Arranger from time to time on demand for all reasonable out-of-pocket fees and expenses (including, but not limited to, (a) the reasonable fees, disbursements and other charges of Moore & Van Allen PLLC, as counsel to Bank of America and the Lead Arranger, and of special and local counsel to the Lenders retained by the Lead Arranger or the Administrative Agent and (b) due diligence expenses) incurred in connection with the Term Loan Facility, the syndication thereof, the preparation of the Loan Documentation and the other transactions contemplated hereby. You acknowledge that we may receive a benefit, including without limitation, a discount, credit or other accommodation, from any of such counsel based on the fees such counsel may receive on account of their relationship with us including, without limitation, fees paid pursuant hereto.

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You agree to indemnify and hold harmless Bank of America, MLPFS, each Lender and each of their respective affiliates and their respective officers, directors, employees, agents, advisors and other representatives (each, an “Indemnified Party”) from and against (and will reimburse each Indemnified Party as the same are incurred for) any and all claims, damages, losses, liabilities and expenses (including, without limitation, the reasonable and documented fees, disbursements and other charges of counsel) that are incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) (a) any matters contemplated by this Commitment Letter, the Fee Letter, the Merger Agreement or any related transaction or (b) the Term Loan Facility, or any use made or proposed to be made with the proceeds thereof, except to the extent such claim, damage, loss, liability or expense is found in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from (i) such Indemnified Party’s bad faith, gross negligence or willful misconduct, (ii) the material breach by such Indemnified Party of its express obligations under this Commitment Letter pursuant to a claim initiated by the Borrower or (iii) any dispute solely among Indemnified Parties (not arising as a result of any act or omission by the Borrower, the Target or any of their respective subsidiaries or affiliates) other than claims against an Indemnified Party in its capacity or fulfilling its role as an agent, bookrunner, arranger or any other similar role under the Term Loan Facility. In the case of an investigation, litigation or proceeding to which the indemnity in this paragraph applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by you, your equityholders or creditors, the Target or any other third party or an Indemnified Party, whether or not an Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated. You also agree that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to you or your subsidiaries or affiliates or to your or their respective equity holders or creditors arising out of, related to or in connection with any aspect of the transactions contemplated hereby, except to the extent of your direct, as opposed to special, indirect, consequential or punitive, damages determined in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct or a material breach by such Indemnified Party of its express obligations under this Commitment Letter. Notwithstanding any other provision of this Commitment Letter, no Indemnified Party shall be liable for any damages arising from the use by others of information or other materials obtained through electronic telecommunications or other information transmission systems, other than for your direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnified Party as determined by a final and nonappealable judgment of a court of competent jurisdiction.

This Commitment Letter, the Side Letter and the fee letter among you, Bank of America and MLPFS of even date herewith (the “Fee Letter”) and the contents hereof and thereof are confidential and, except for disclosure hereof or thereof on a confidential basis to your accountants, attorneys and other professional advisors retained by you in connection with the Term Loan Facility or as otherwise required by law, may not be disclosed in whole or in part to any person or entity without our prior written consent; provided, however, it is understood and agreed that you may (i) disclose this Commitment Letter but not the Side Letter or the Fee Letter after your acceptance of this Commitment Letter, the Side Letter and the Fee Letter, in filings with the Securities and Exchange Commission and other applicable regulatory authorities and stock exchanges, (ii) disclose this Commitment Letter but not the Fee Letter or the Side Letter to the Target and its officers, directors, accountants, attorneys and other professional advisors on a confidential and need to know basis in connection with their consideration of the Transaction, (iii) to the extent portions thereof have been redacted in a manner to be reasonably agreed by us (including the portions thereof addressing fees payable to MLPFS, Bank of America and/or the other Lenders, economic flex

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terms and other economic terms), disclose the Side Letter and the Fee Letter to the Target and its officers, directors, accountants, attorneys and other professional advisors on a confidential and need to know basis, and (iv) after your acceptance of this Commitment Letter and the Fee Letter, disclose the aggregate fees payable under the Fee Letter (but not the Fee Letter itself) in generic disclosure of aggregate sources and uses contained in any offering memorandum, prospectus or other marketing materials relating to the Term Loan Facility. We hereby notify you and each guarantor that pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “Act”), each of us is required to obtain, verify and record information that identifies you and each such guarantor, which information includes your and their names and addresses and other information that will allow us, as applicable, to identify you and each guarantor in accordance with the Act.

You acknowledge that Bank of America and MLPFS or their affiliates may be providing financing or other services to parties whose interests may conflict with yours. Bank of America and MLPFS agree that they will not furnish confidential information obtained from you to any of their other customers and that they will treat confidential information relating to you and your affiliates with the same degree of care as they treat their own confidential information. Bank of America and MLPFS further advise you that they will not make available to you confidential information that they have obtained or may obtain from any other customer. In connection with the services and transactions contemplated hereby, you agree that Bank of America and MLPFS are permitted to access, use and share with any of their bank or non-bank affiliates, agents, advisors (legal or otherwise) or representatives any information concerning you or any of your affiliates that is or may come into the possession of Bank of America, MLPFS or any of such affiliates.

In connection with all aspects of each transaction contemplated by this Commitment Letter, you acknowledge and agree, and acknowledge your subsidiaries’ understanding, that: (a) (i) the arranging and other services described herein regarding the Term Loan Facility are arm’s-length commercial transactions between you and your subsidiaries, on the one hand, and Bank of America and MLPFS, on the other hand, (ii) you have consulted your own legal, accounting, regulatory and tax advisors to the extent you have deemed appropriate, and (iii) you are capable of evaluating, and understand and accept, the terms, risks and conditions of the financing transactions contemplated hereby; (b) (i) each of Bank of America and MLPFS has been, is, and will be acting solely as a principal and, except as otherwise expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for you, any of your affiliates or any other person or entity and (ii) neither Bank of America nor MLPFS has any obligation to you or your affiliates with respect to the financing transactions contemplated hereby except those obligations expressly set forth herein; and (c) Bank of America and MLPFS and their respective affiliates may be engaged in a broad range of transactions that involve interests that differ from yours and those of your affiliates, and neither Bank of America nor MLPFS has any obligation to disclose any of such interests to you or your affiliates. To the fullest extent permitted by law, you hereby waive and release any claims that you may have against Bank of America, MLPFS and their respective affiliates with respect to any breach or alleged breach of agency or fiduciary duty in connection with the Term Loan Facility contemplated by this Commitment Letter.

This Commitment Letter and the Fee Letter shall be governed by, and construed in accordance with, the laws of the State of New York. Each of the parties hereto hereby irrevocably waives any and all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Commitment Letter, the Fee Letter, the transactions contemplated hereby and thereby or the actions of Bank of America and the Lead Arranger in the negotiation, performance or enforcement hereof. With respect to any suit, action or proceeding arising in respect of this Commitment Letter, the Fee Letter, the transactions contemplated hereby and thereby or the actions of Bank of America and the Lead Arranger in the negotiation, performance or enforcement hereof, the parties hereto hereby irrevocably and unconditionally submit to the exclusive jurisdiction of any state or federal court

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located in the Borough of Manhattan and irrevocably and unconditionally waive any objection to the laying of venue of such suit, action or proceeding brought in such court and any claim that such suit, action or proceeding has been brought in an inconvenient forum; provided that, notwithstanding the foregoing to the contrary, it is understood and agreed that any determinations as to (x) the accuracy of any representations and warranties made by or on behalf of the Target and its subsidiaries in the Merger Agreement and whether as a result of any inaccuracy thereof you or any of your subsidiaries that is a party to the Merger Agreement can terminate your (or its) obligations under the Merger Agreement or decline to consummate the Offer (as defined in the Merger Agreement), (y) the determination of whether the Merger has been consummated in accordance with the terms of the Merger Agreement and (z) the interpretation of the definition of “Company Material Adverse Effect” (as defined in the Summary of Terms) and whether a Company Material Adverse Effect has occurred shall, in each case, be governed by the laws of the State of Delaware. The parties hereto hereby agree that service of any process, summons, notice or document by registered mail addressed to you or us will be effective service of process against such party for any action or proceeding relating to any such dispute. A final judgment in any such action or proceeding may be enforced in any other courts with jurisdiction over you, Bank of America or the Lead Arranger, as applicable. Nothing in this Commitment Letter or the Fee Letter shall affect any right that Bank of America, MLPFS or any of their affiliates may otherwise have to bring any claim, action or proceeding relating to this Commitment Letter, the Fee Letter and/or the transactions contemplated hereby and thereby in any court of competent jurisdiction to the extent necessary or required as a matter of law to assert such claim, action or proceeding against any assets of the Borrower or any of its subsidiaries or enforce any judgment arising out of any such claim, action or proceeding.

The provisions of the immediately preceding six paragraphs shall remain in full force and effect regardless of whether any definitive documentation for the Term Loan Facility shall be executed and delivered, and notwithstanding the termination of this Commitment Letter or any commitment or undertaking of Bank of America and MLPFS hereunder; provided that the reimbursement and indemnification obligations under this Commitment Letter shall be automatically superseded by any corresponding provisions of the definitive Loan Documentation, to the extent covered thereby.

Bank of America and MLPFS shall use all Confidential Information (as defined below) received by them in connection with the transactions contemplated hereby solely for the purposes of providing the services that are the subject of this Commitment Letter and agree to maintain the confidentiality of the Confidential Information, except that Confidential Information may be disclosed (a) to their and their affiliates’ respective partners, directors, officers, employees, trustees, advisors and agents (it being understood that the persons to whom such disclosure is made will be informed of the confidential nature of such Confidential Information and instructed to keep such Confidential Information confidential), (b) to the extent requested by any regulatory authority (including any self-regulatory authority), in which case Bank of America and MLPFS agree to the extent reasonably practicable and not prohibited by applicable law, rule, regulation or order, to inform you promptly of the disclosure thereof, (c) to the extent required by applicable laws, rules or regulations or by any subpoena or order or similar legal process (in which case Bank of America and MLPFS agree to the extent not prohibited by applicable law, rule, regulation or order, to inform you promptly of the disclosure thereof), (d) in connection with performing the services described herein and consummating the transactions contemplated hereby, to any prospective Lender subject to the confidentiality agreements set forth in the Information Materials, (e) to potential counterparties to any swap or derivative transaction, subject to the confidentiality agreements set forth in the Information Materials or other marketing materials, (f) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Commitment Letter, the Fee Letter, the Term Loan Facility or the enforcement of rights thereunder, (g) with the prior written consent of the Borrower, (h) in connection with obtaining CUSIP numbers or (i) to the extent such Confidential Information (x) becomes publicly available other than as a result of a breach of this paragraph or (y) becomes available to Bank of America or MLPFS from a source that is not, to Bank of America’s or

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MLPFS’ knowledge, subject to confidentiality obligations owing to you or any of your subsidiaries and prohibiting such disclosure. Notwithstanding the foregoing, Bank of America and MLPFS shall not be required to provide notice of any permitted disclosures made in connection with any regulatory review of Bank of America or MLPFS by any governmental agency or examiner or regulatory body with jurisdiction over Bank of America or MLPFS. For the purposes of this letter, “Confidential Information” means all information received from the Borrower relating to the Borrower or its business, other than any such information that is available to Bank of America or MLPFS on a nonconfidential basis prior to disclosure by the Borrower. Any person or entity required to maintain the confidentiality of Confidential Information as provided in this letter shall be considered to have complied with its obligation to do so if such person or entity has exercised the same degree of care to maintain the confidentiality of such Confidential Information as such person or entity would accord to its own confidential information. The provisions of this paragraph shall automatically terminate upon the earlier of (i) the date that the Loan Documentation is entered into (at which time the confidentiality provisions therein shall govern) and (ii) two years following the date of this Commitment Letter.

This Commitment Letter, the Side Letter and the Fee Letter may be executed in counterparts which, taken together, shall constitute an original. Delivery of an executed counterpart of this Commitment Letter or the Fee Letter by telecopier, facsimile or other electronic means (such as by email in “pdf” or “tif” format) shall be effective as delivery of a manually executed counterpart thereof.

This Commitment Letter (including the exhibits hereto), the Side Letter and the Fee Letter embody the entire agreement and understanding among Bank of America, MLPFS, you and your affiliates with respect to the Term Loan Facility and supersede all prior agreements and understandings relating to the specific matters hereof. Those matters that are not covered or made clear herein or in the Summary of Terms, the Side Letter or the Fee Letter are subject to mutual agreement of the parties. No party has been authorized by Bank of America or MLPFS to make any oral or written statements that are inconsistent with this Commitment Letter. This Commitment Letter is intended to be solely for the benefit of the parties hereto and, to the extent expressly provided herein, the Indemnified Parties. This Commitment Letter may not be amended or any provision hereof waived or modified except by an instrument in writing signed by each of Bank of America, MLPFS and you. This Commitment Letter shall not be assignable by any party hereto (except by us as expressly contemplated under the sixth paragraph of this Commitment Letter, to the extent constituting an assignment pursuant to Joinders to be executed by you and us) without the prior written consent of each other party hereto (and any such purported assignment, unless made in accordance with the provisions referred to in the prior parenthetical in this sentence, without such consent shall be null and void).

Notwithstanding anything in this Commitment Letter or the Fee Letter to the contrary, the parties hereby agree that MLPFS may, without notice to the Borrower or any other person or entity, assign its rights and obligations under this Commitment Letter and the Fee Letter to any other registered broker-dealer wholly-owned by Bank of America Corporation to which all or substantially all of Bank of America Corporation’s or any of its subsidiaries’ investment banking, commercial lending services or related businesses may be transferred following the date of this Commitment Letter. For the avoidance of doubt, the foregoing shall not affect the obligations of Bank of America under this Commitment Letter in any respect.

Each of the parties hereto agrees that each of this Commitment Letter, the Side Letter and the Fee Letter is a binding and enforceable agreement with respect to the subject matter contained herein or therein, including the good faith negotiation of the Loan Documentation by the parties hereto in a manner consistent with this Commitment Letter, it being acknowledged and agreed that, notwithstanding anything to the contrary contained in this Commitment Letter, the Fee Letter, the Loan Documentation or any other agreement or other undertaking concerning the financing contemplated hereby, the Acquisition or the

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Merger to the contrary, the funding of the entire amount of the Term Loan Facility on the Funding Date pursuant to the commitment of Bank of America hereunder is subject only to the conditions precedent identified in the Summary of Terms under the heading “Conditions Precedent to Funding”; provided that nothing contained in this Commitment Letter obligates you or any of your affiliates to consummate the Acquisition or to draw down any portion of the Term Loan Facility.

This Commitment Letter and all commitments and undertakings of Bank of America and MLPFS hereunder will expire at 6:00 p.m. (Pacific time) on June 1, 2016 unless you execute this Commitment Letter, the Side Letter and the Fee Letter and return them to us prior to that time (which may be by facsimile transmission or other electronic means (such as by email in “pdf” or “tif” format)), whereupon this Commitment Letter (including the Summary of Terms), the Side Letter and the Fee Letter (each of which may be signed in one or more counterparts) shall become binding agreements. Thereafter, all commitments and undertakings of Bank of America and MLPFS hereunder will expire on the earliest of (i) December 1, 2016, (ii) the consummation of the Acquisition with or without the funding of the Term Loan Facility, (iii) the date that the Merger Agreement is terminated in accordance with its terms, and (iv) the sole election of the Borrower (in its sole discretion) to terminate this Commitment Letter in writing to the Lead Arranger, unless the Loan Documentation is executed and delivered prior to such date. In consideration of the time and resources that Bank of America and MLPFS will devote to the Term Loan Facility, you agree that, until the occurrence of the Syndication Date, you will not (and you will use commercially reasonable efforts to ensure that the Target will not) issue, incur or enter into, or permit any offering, placement or arrangement of, any competing senior credit facility or facilities or other competing debt financing for the Borrower, the Target or their respective subsidiaries, in each case that could reasonably be expected to materially impair the primary syndication of the Term Loan Facility (with it being understood that drawings under, and permitted amendments to, the Existing Credit Agreement (including any increase that does not cause the aggregate commitments thereunder, as so increased, to exceed the aggregate commitments outstanding thereunder on the date hereof by more than $350 million), ordinary course equipment financings and capital leases and any indebtedness permitted to be incurred by the Target under the Merger Agreement will not be deemed to materially impair the primary syndication of the Term Loan Facility).

[THE BALANCE OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

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We are pleased to have the opportunity to work with you in connection with this important financing.

Very truly yours,

BANK OF AMERICA, N.A.

By:	/s/ My-Linh Yoshiike
	Name:	My-Linh Yoshiike
	Title:	Vice President

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

By:	/s/ Jeffrey P. Standish
	Name:	Jeffrey P. Standish
	Title:	Director

ACCEPTED AND AGREED TO AS OF THE DATE FIRST ABOVE WRITTEN:

SALESFORCE.COM, INC.

By:	/s/ Joachim Wettermark
Name:	Joachim Wettermark
Title:	SVP & Treasurer

SALESFORCE.COM, INC.

COMMITMENT LETTER (2016)

EXHIBIT A

SUMMARY OF TERMS AND CONDITIONS

SALESFORCE.COM, INC.

$500 MILLION TERM LOAN FACILITY

Capitalized terms not otherwise defined herein have the same meanings as specified therefor in the commitment letter to which

this Summary of Terms and Conditions is attached (such commitment letter together with this Summary of Terms and Conditions and the other exhibit thereto, the “Commitment Letter”).

BORROWER:	salesforce.com, inc., a Delaware corporation (the “Borrower”).

GUARANTORS:	Subject to the Certain Funds Provision, the Term Loan Facility and all obligations under any treasury management, interest protection or other hedging arrangements entered into with a Lender (or any affiliate thereof) will be guaranteed by each entity that provides or is required to provide a guaranty under the Existing Credit Agreement (i.e., each existing and future direct and indirect material domestic subsidiary of the Borrower) (collectively, the “Guarantors”), excluding any domestic subsidiary of a foreign subsidiary (other than any such domestic subsidiary that is treated as a C corporation for tax purposes) and any domestic subsidiary substantially all the assets of which consist of equity interests in “controlled foreign corporations” under Section 957 of the Internal Revenue Code (a “Foreign Holdco”). All guarantees will be guarantees of payment and not of collection. For the avoidance of doubt, after the funding of the Term Loan Facility on the Funding Date and the consummation of the Merger (as defined in the Merger Agreement) and subject to the Certain Funds Provision, the Target shall become a Guarantor under the Term Loan Facility.

Notwithstanding anything contained herein to the contrary, no Guarantor shall be required to guarantee any swap obligations if, and to the extent that, such swap obligations are or become illegal under the Commodity Exchange Act with respect to such Guarantor (determined after giving effect to any keepwell or other support for the benefit of such Guarantor).

ADMINISTRATIVE AGENT:	Bank of America, N.A. shall act as sole administrative agent (in such capacity, the “Administrative Agent”).

SOLE LEAD ARRANGER AND SOLE BOOKRUNNER:	Merrill Lynch, Pierce, Fenner & Smith Incorporated (or any of its affiliates) will act as sole lead arranger and sole bookrunner (the “Lead Arranger”).

LENDERS:	A syndicate of banks and other financial institutions (including Bank of America) arranged by the Lead Arranger, which banks and financial institutions shall, prior to the later to occur of (x) the funding of the Term Loan Facility on the Funding Date and (y) the Syndication Date, be Approved Lenders (collectively, the “Lenders”).

TERM LOAN FACILITY:	A $500 million term loan facility, all of which will be drawn on the Funding Date (the “Term Loan Facility”).

EFFECTIVE DATE INCREASE:	The Borrower shall be permitted to increase the amount of the Term Loan Facility by up to $250 million with additional commitments provided by Lenders pursuant to the Loan Documentation on the Effective Date (an “Effective Date Increase”).

ACCORDION:	After the Effective Date and prior to the maturity date of the Term Loan Facility the Borrower will be permitted to increase the amount of the Term Loan Facility (each, an “Incremental Increase”), in an aggregate principal amount for all such Incremental Increases of up to $250 million less the amount of any Effective Date Increase; provided that (among other customary conditions and requirements to be agreed in the Loan Documentation) (i) no default or event of default exists immediately prior to or after giving effect thereto, (ii) no Lender will be required or otherwise obligated to provide any portion of any Incremental Increase, (iii) the Borrower is in compliance, on a pro forma basis after giving effect to the incurrence of any such Incremental Increase (giving effect to any permanent repayment of indebtedness in connection therewith), with the financial covenants in the Loan Documentation, and (iv) each such Incremental Increase shall have the same terms, including interest rate, as the Term Loan Facility.

PURPOSE:	The proceeds of the Term Loan Facility shall be used by the Borrower to (a) finance a portion of the purchase price for the Acquisition and the Merger and (b) pay costs and expenses related to the Transaction.

INTEREST RATES:	As set forth in Schedule I.

MATURITY:	The entire outstanding principal balance of the Term Loan Facility and all accrued interest shall be due and payable in full three years after the Funding Date; provided, however, that the Term Loan Facility and all amounts outstanding thereunder shall be due and payable in full on the date that is 91 days prior to the maturity of the Borrower’s existing 0.25% convertible senior notes due April 1, 2018 (the “Existing Notes”) unless (i) prior to such date the Existing Notes have been repaid, converted or refinanced in full to a maturity that is at least 91 days later than the date that is three years after the Funding Date, or (ii) as of such date the Borrower’s Consolidated Leverage Ratio (as defined below) is less than 3.00 to 1.00 and liquidity (availability under the Existing Credit Agreement plus unrestricted consolidated cash and cash equivalents of the Borrower and its subsidiaries) is at least 1.25 times the aggregate outstanding principal balance of the Existing Notes.

AMORTIZATION:	None.

OPTIONAL PREPAYMENTS:	The Borrower may in its sole discretion prepay the Term Loan Facility in whole or in part and, if the Term Loan Facility is paid in whole, terminate the Credit Agreement, at any time without premium or penalty, subject to reimbursement of the Lenders’ breakage and redeployment costs in the case of prepayment of LIBOR borrowings.

MANDATORY PREPAYMENTS:	None.

COMMITMENT TERMINATION:	The commitments in respect of the Term Loan Facility will terminate in their entirety automatically upon the funding of the entire amount (or such lesser amount as is requested by the Borrower in writing) of the Term Loan Facility on the Funding Date. In addition, at any time after the Effective Date and prior to the Funding Date, the Borrower shall have the right to terminate commitments in respect of the Term Loan Facility in whole or in part in its sole discretion.

COLLATERAL:	None.

CONDITIONS PRECEDENT TO EFFECTIVENESS:	The effectiveness of the Credit Agreement on the Effective Date will be subject solely to the satisfaction of the following conditions precedent:

(i) The negotiation, execution and delivery by the Borrower and, subject to the Certain Funds Provision, the Guarantors (other than, for the avoidance of doubt, the Target and its subsidiaries) and Bank of America of the Credit Agreement consistent with the Commitment Letter (including the Certain Funds Provision and this Summary of Terms and Conditions). It being understood and agreed that none of the representations and warranties, covenants (including financial covenants) or events of default sections shall be operative until the Funding Date subject to the terms and conditions specified in the Commitment Letter (including this Summary of Terms and Conditions).

(ii) The Lenders shall have received, at least 3 business days prior to the Effective Date, all documentation and other information as has been reasonably requested in writing at least 5 business days prior to the Effective Date by any such Lender that it reasonably determines is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the PATRIOT Act.

CONDITIONS PRECEDENT TO FUNDING:

The closing and the funding of the entire amount of the Term Loan Facility on the Funding Date (including, for the avoidance of doubt, the funding of any Effective Date Increase if binding commitments therefor have been provided) will be subject solely to satisfaction (or waiver by the Lead Arranger) of following conditions precedent:

(i)	The Effective Date shall have occurred.

(ii)	The execution and delivery by the Borrower and, subject to the Certain Funds Provision, the Guarantors (other than, for the avoidance of doubt, the Target and its subsidiaries), and Bank of America of the Loan Documentation (other than the Credit Agreement) consistent with the Commitment Letter (including the Certain Funds Provision and this Summary of Terms and Conditions).

(iii)	The Administrative Agent shall have received customary opinions of counsel to the Borrower and the Guarantors (which shall cover, among other things, authority and enforceability of the Loan Documentation) and of appropriate local counsel and customary corporate resolutions and closing certificates.

(iv)	No Company Material Adverse Effect (as defined in the Merger Agreement) shall have occurred or exist at or prior to the Acceptance Time (as defined in the Merger Agreement) and shall be continuing as of immediately prior to the Acceptance Time.

(v)	The Administrative Agent shall have received a solvency certificate as to the Borrower and its subsidiaries on a consolidated basis from the chief financial officer of the Borrower, in substantially the form attached to the Commitment Letter as Exhibit B.

(vi)	The Merger Agreement shall not be altered, amended or otherwise changed or supplemented or any condition therein waived in any manner that would be materially adverse to the Lenders in their capacities as such without the prior written consent of the Administrative Agent (which consent shall not be unreasonably withheld or delayed). For purposes of the foregoing condition, it is hereby understood and agreed that any increase or decrease in the aggregate purchase price by less than 10% shall not be deemed to be materially adverse to the Lenders. The Merger shall have been, or contemporaneously with the closing and funding of the Term Loan Facility will be, consummated in all material respects in accordance with the terms of the Merger Agreement.

(vii)	The Lead Arranger shall have received the (A) audited consolidated financial statements of the Target and its subsidiaries for the fiscal year ended December 31, 2015 and (B) unaudited consolidated financial statements of the Target and its subsidiaries for each fiscal quarter ending after December 31, 2015 and at least 50 days before the Funding Date. The Lead Arranger hereby acknowledges receipt of the financial statements referenced in the immediately foregoing clause (A).

	(viii)	(x) On the Funding Date, the Specified Credit Agreement Representations shall be true and correct in all material respects and (y) on and as of the Acceptance Time (as defined in the Merger Agreement) (or, in the case of any such representations and warranties that expressly relate to a specified date, as of such specified date), the Specified Merger Agreement Representations shall be true and correct; provided, that the condition under this clause (y) shall be deemed satisfied unless the Borrower (or its subsidiary or affiliate) has the right to decline to consummate the Offer (as defined in the Merger Agreement) as a result of a breach of the Specified Merger Agreement Representations (in each case, in accordance with the terms of the Merger Agreement).

	(ix)	The Lead Arranger shall have had a period (the “Marketing Period”) of at least 20 consecutive Business Days (as defined in the Merger Agreement) commencing the day immediately after the date hereof to attempt to syndicate the Term Loan Facility.

	(x)	The Administrative Agent shall have received a customary request for credit extension and, if LIBOR loans will be borrowed on the Funding Date and the Funding Date is less than 3 business days after the Effective Date, a customary funding indemnity letter; provided that no such request or any borrowing notice shall include any representations or warranties (other than the Specified Credit Agreement Representations) or a statement as to the absence (or existence) of any default or event of default.

	(xi)	(x) All fees payable pursuant to the Fee Letter on or prior to the Funding Date shall have been paid in accordance with the terms of the Fee Letter and (y) all other accrued fees and expenses of the Lead Arranger, the Administrative Agent and the Lenders (including the fees and expenses of counsel (including any local counsel) for the Administrative Agent) payable on or prior to the Funding Date and for which invoices have been presented at least one business day prior to the Funding Date shall have been paid.

REPRESENTATIONS AND WARRANTIES:

No less favorable to the Borrower than those under its existing credit agreement with Wells Fargo Bank, National Association as administrative Agent (as amended through the date hereof, the “Existing Credit Agreement”) and limited to the following (subject to customary and other agreed exceptions, qualifications and limitations, including to reflect the consummation of the Acquisition), commencing on the Funding Date: (i) legal existence, qualification and power; (ii) due authorization and no contravention of law, contracts or organizational documents; (iii) governmental and third party approvals and consents;

(iv) enforceability; (v) (x) accuracy and completeness of specified financial statements and other information and (y) no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect (as defined in the Existing Credit Agreement), and with the representation under this clause (y) to be deemed to be made following consummation of the Acquisition immediately after the initial funding of the Term Loan Facility on the Funding Date; (vi) no material litigation; (vii) no default; (viii) ownership of property; (ix) insurance matters; (x) environmental matters; (xi) tax matters; (xii) ERISA compliance; (xiii) identification of subsidiaries, equity interests and loan parties; (xiv) use of proceeds and not purchasing/carrying margin stock in violation of Regulation U; (xv) status under Investment Company Act; (xvi) accuracy of disclosure; (xvii) compliance with laws; (xviii) intellectual property; (xix) solvency; (xx) OFAC, FCPA and anti-terrorism laws; and (xxi) status as EEA financial institution. Notwithstanding the foregoing, the availability of the Term Loan Facility on the Funding Date is subject to the Certain Funds Provision.

COVENANTS:	No less favorable to the Borrower than those under the Existing Credit Agreement and limited to the following (subject to customary and other agreed exceptions and thresholds, including to reflect the consummation of the Acquisition), commencing on the Funding Date:

	(a)	Affirmative Covenants - (i) delivery of financial statements, (ii) delivery of certificates and other information; (iii) delivery of notices (of any default, material adverse condition, ERISA event, material change in accounting or financial reporting practices); (iv) payment of taxes; (v) preservation of existence; (vi) maintenance of properties; (vii) maintenance of insurance; (viii) compliance with laws; (ix) maintenance of books and records; (x) inspection rights; (xi) ERISA compliance; (xii) covenant to guarantee obligations; (xiii) compliance with environmental laws; and (xiv) further assurances.

	(b)	Negative Covenants - Restrictions on (i) liens; (ii) indebtedness (including guarantees of indebtedness); (iii) investments (including loans, advances and acquisitions); (iv) mergers and other fundamental changes; (v) sales and other dispositions of property or assets, with allowances for, among other things, “Permitted Transfers” (to be defined in a manner substantially similar to the Existing Credit Agreement); (vi) payments of dividends and other distributions; (vii) changes in the nature of business; (viii) transactions with affiliates; (ix) use of proceeds (to relate solely to violations of Regulation U); (x) prepayments of and modification of documents related to subordinated indebtedness; (xi) OFAC, FCPA and anti-terrorism laws; and (xii) amendment of the Merger Agreement in a manner materially adverse to the Lenders. The covenants will not restrict the ability of the Borrower to repay its obligations under its existing indebtedness as such obligations become due (including, without limitation, settlement upon the conversion of the Existing Notes).

(c) Financial Covenants - Limited to the following:

• Consolidated Interest Coverage Ratio (to be defined in a manner no less favorable to the Borrower than under the Existing Credit Agreement) of not less than 3.00x.

•      Consolidated Leverage Ratio (to be defined in a manner no less favorable to the Borrower than under the Existing Credit Agreement) of not greater than 3.00x; provided that, in connection with any Permitted Acquisition (to be defined to be substantially consistent with the existing definition in the Existing Credit Agreement) for which the aggregate consideration exceeds $100 million, the maximum Consolidated Leverage Ratio, at the election of the Borrower (which election may be made no more than twice during the term of the Term Loan Facility) with prior notice to the Administrative Agent, shall increase to 3.50x for the four consecutive fiscal quarter period beginning with the quarter in which such Permitted Acquisition occurs (a “Leverage Increase Period”); and provided further that, for at least two fiscal quarters immediately following each Leverage Increase Period, the maximum Consolidated Leverage Ratio permitted shall decrease to 3.00x before becoming eligible again for such an increase for a new Leverage Increase Period.

Each of the ratios referred to above will be calculated on a consolidated basis for each consecutive four fiscal quarter period. EBITDA will be defined in a manner no less favorable to the Borrower than under the Existing Credit Agreement, subject to changes to be agreed and to reflect the consummation of the Acquisition. Indebtedness and capital leases will be defined to exclude transactions classified as capital leases or synthetic leases for accounting purposes but for which the Borrower and its subsidiaries do not make and are not required to make any cash payment.

Notwithstanding the foregoing, the availability of the Term Loan Facility on the Funding Date is subject to the Certain Funds Provision.

EVENTS OF DEFAULT:	No less favorable to the Borrower than under the Existing Credit Agreement (and to reflect the consummation of the Acquisition) and limited to the following (subject to customary and other agreed qualifications, thresholds and grace periods that are no less favorable to the Borrower than under the Existing Credit Agreement), commencing on the Funding Date: (i) nonpayment of principal, interest, fees or other amounts; (ii) failure to perform or observe covenants set forth in the loan documentation within a specified period of time, where customary and appropriate, after such failure; (iii) any representation or warranty proving to have been incorrect in any material respect when made or confirmed; (iv) cross-default to other indebtedness in an amount to be agreed; (v) bankruptcy and insolvency defaults (with grace period for involuntary proceedings) with respect to the Borrower, the Guarantors and any material subsidiary; (vi) inability to pay debts; (vii) monetary judgment defaults in an amount to be agreed; (viii) customary ERISA defaults; (ix) actual or asserted invalidity or impairment of any loan documentation; and (x) change of control. Notwithstanding the foregoing, the availability of the Term Loan Facility on the Funding Date is subject to the Certain Funds Provision.

ASSIGNMENTS AND PARTICIPATIONS:	Assignments: Subject to the consents described below, each Lender will be permitted to make assignments to other permitted assignees in respect of the Term Loan Facility in a minimum amount equal to $1 million.

Consents: Prior to the later to occur of (x) the funding of the Term Loan Facility on the Funding Date and (y) the Syndication Date, the consent of the Borrower will be required unless the assignment is to an Approved Lender (and the assignment documentation in respect of any assignment to an Approved Lender prior to the funding of the Term Loan Facility on the Funding Date shall be acceptable to the Borrower in its reasonable discretion, the Borrower’s consent thereto not to be unreasonably withheld or delayed). After the later to occur of (x) the funding of the Term Loan Facility on the Funding Date and (y) the Syndication Date, the consent of the Borrower (which consent will not be unreasonably withheld or delayed) will be required unless (i) an Event of Default has occurred and is continuing or (ii) the assignment is to an existing Lender, an affiliate of an existing Lender or an Approved Fund (as such term shall be defined in the Loan Documentation); provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten business days after having received notice thereof. The consent of the Administrative Agent (which consent will not be unreasonably withheld or delayed) will also be required for any assignment to an entity that is not a Lender, an affiliate of a Lender or an Approved Fund.

Assignments Generally: An assignment fee in the amount of $3,500 will be charged with respect to each assignment unless waived by the Administrative Agent in its sole discretion. Each Lender will also have the right, without consent of the Borrower or the Administrative Agent, to assign as security all or part of its rights under the loan documentation to any Federal Reserve Bank.

Participations: Lenders will be permitted to sell participations with voting rights limited to significant matters such as changes in amount, rate, maturity date and releases of all or substantially all of the value of the guaranties of the Borrower’s obligations made by the Guarantors.

WAIVERS AND AMENDMENTS:	Amendments and waivers of the provisions of the loan agreement and other definitive credit documentation will require the approval of Lenders holding loans and commitments representing more than 50% of the aggregate amount of the Term Loan Facility (the “Required Lenders”), except that (a) the consent of each Lender shall be required with respect to (i) the amendment of certain of the pro rata sharing provisions, (ii) the amendment of the voting percentages of the Lenders and (iii) the release of all or substantially all of the value of the guaranties of the Borrower’s obligations made by the Guarantors; and (b) the consent of each Lender affected thereby shall be required with respect to (i) increases or extensions in the commitment of such Lender, (ii) reductions of principal, interest or fees, and (iii) extensions of scheduled maturities or times for payment.

INDEMNIFICATION:	The Borrower and Guarantors will indemnify and hold harmless the Administrative Agent, the Lead Arranger, each Lender and their respective affiliates and their partners, directors, officers, employees, agents and advisors from and against all losses, claims, damages, liabilities and expenses arising out of or relating to the Term Loan Facility, the Borrower’s use of loan proceeds or the commitments, including, but not limited to, reasonable attorneys’ fees and settlement costs, except to the extent such claim, damage, loss, liability or expense is found in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from (i) the applicable indemnified party’s bad faith, gross negligence or willful misconduct, (ii) the material breach by such indemnified party of its express obligations under the Loan Documentation pursuant to a claim initiated by the Borrower or (iii) any dispute solely among indemnified parties (not arising as a result of any act or omission by the Borrower, the Target or any of their respective subsidiaries or affiliates) other than claims against an indemnified party in its capacity or fulfilling its role as an agent, bookrunner, arranger or any other similar role under the Term Loan Facility. This indemnification shall survive and continue for the benefit of all such persons or entities.

DOCUMENTATION PRINCIPLES:	The Loan Documentation will be negotiated in good faith and shall be based on, and be generally consistent with, that for the Existing Credit Agreement, except as otherwise mutually agreed upon or as reflected in this Commitment Letter, the Side Letter or in the Fee Letter and shall otherwise reflect the consummation of the Acquisition and shall contain only those representations, warranties, affirmative, financial and negative covenants and events of default set forth in the Existing Credit Agreement except as otherwise mutually agreed upon or as expressly set forth in this Summary of Terms.

GOVERNING LAW:	State of New York.

PRICING/FEES/ EXPENSES:	As set forth in Schedule I.

OTHER:	Each of the parties shall (i) waive its right to a trial by jury and (ii) submit to New York jurisdiction. The Loan Documentation will contain customary increased cost, withholding tax, capital adequacy, yield protection and EU bail-in provisions and shall reflect operational, agency, assignment and related provisions that are customarily included in credit agreements with respect to which Bank of America acts as administrative agent, but in any event with such provisions (other than EU bail-in provisions) to be substantially similar to (or, in the case of operational, agency, assignment and related provisions, not materially more burdensome than) those under the Existing Credit Agreement.

SCHEDULE I

INTEREST AND FEES

Interest:

At the Borrower’s option, loans will bear interest based on the Base Rate or LIBOR, as described below:

A.      Base Rate Option

Interest will be at the Base Rate plus the applicable Interest Margin (as described below). The “Base Rate” is defined as the highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the Administrative Agent’s prime rate (which such rate is an index or base rate and will not necessarily be its lowest or best rate charged to its customers or other banks) and (c) one month LIBOR adjusted daily plus 1%. Interest shall be payable quarterly in arrears on the last day of each March, June, September and December and (i) with respect to Base Rate Loans based on the Federal Funds Rate and LIBOR, shall be calculated on the basis of the actual number of days elapsed in a year of 360 days and (ii) with respect to Base Rate Loans based on the Administrative Agent’s prime rate, shall be calculated on the basis of the actual number of days elapsed in a year of 365/366 days. Any loan bearing interest at the Base Rate is referred to herein as a “Base Rate Loan”.

B.      LIBOR Option

Interest will be determined for periods (“Interest Periods”) of one, two, three or six months as selected by the Borrower, subject to availability, and will be at an annual rate equal to LIBOR (to be defined in the Loan Documentation) plus the applicable Interest Margin (as described below). LIBOR shall be determined in a manner customary for similar credit agreements with respect to which Bank of America acts as administrative agent and will be determined by the Administrative Agent at the start of each Interest Period and, other than in the case of LIBOR used in determining the Base Rate, will be fixed through such period. Interest will be paid on the last day of each Interest Period or, in the case of Interest Periods longer than three months, quarterly, and will be calculated on the basis of the actual number of days elapsed in a year of 360 days. LIBOR will be adjusted for maximum statutory reserve requirements (if any). Any loan bearing interest at LIBOR (other than a Base Rate Loan for which interest is determined by reference to LIBOR) is referred to herein as a “LIBOR Rate Loan”. LIBOR shall not be less than zero at any time for any purpose of the Loan Documentation. Except for the immediately preceding sentence, there shall be no “LIBOR floors”.

Default Interest:	(a) Automatically upon the occurrence and during the continuance of any payment event of default or upon a bankruptcy event of default of the Borrower or any Guarantor or (b) at the election of the Required Lenders (or the Administrative Agent at the direction of Required Lenders), upon the occurrence and during the continuance of any other event of default, all outstanding principal, fees and other obligations under the Term Loan Facility shall bear interest at a rate per annum of 2% in excess of the rate then applicable to such loan (including the applicable Interest Margin), fee or other obligation and shall be payable on demand of the Administrative Agent.

Interest Margins:	The applicable Interest Margin will be determined in accordance with the Pricing Grid set forth below.

Ticking Fee:	The Borrower will pay to the Administrative Agent (for the account of the Lenders) a ticking fee of 0.15% per annum (calculated on the basis of actual number of days elapsed in a year of 360 days) on the aggregate principal amount of the commitments in respect of the Term Loan Facility. Such fee shall accrue from and after the date that is sixty days after the date of the Commitment Letter, shall be fully earned upon becoming due and payable and shall be payable in full upon the earlier to occur of (i) the Funding Date and (ii) the termination or expiration of the commitments in respect of the Term Loan Facility.

Other Fees:	The Lead Arranger and the Administrative Agent will receive such other fees as will have been agreed in the Fee Letter.

Pricing Grid:	The applicable Interest Margins shall be based on the Consolidated Leverage Ratio pursuant to the following grid:

Level	Consolidated Leverage Ratio	Interest Margin for LIBOR Rate Loans	Interest Margin for Base Rate Loans
I	Greater than or equal to 3.00 to 1.00	1.75%	0.75%
II	Greater than or equal to 2.00 to 1.00 but less than 3.00 to 1.00	1.50%	0.50%
III	Greater than or equal to 1.00 to 1.00 but less than 2.00 to 1.00	1.25%	0.25%
IV	Less than 1.00 to 1.00	1.00%	0.00%

The applicable Interest Margins shall be based on Level III of the Pricing Grid until the calculation date occurring in connection with the receipt by the Administrative Agent and the Lenders of the financial information and related compliance certificate for the first full fiscal quarter ending after the Funding Date.

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Cost and Yield Protection:	Customary for transactions and facilities of this type, including, without limitation, in respect of breakage or redeployment costs incurred in connection with prepayments, changes in capital adequacy and capital requirements or their interpretation, illegality, unavailability, reserves without proration or offset and payments free and clear of withholding or other taxes; provided that any consequences to the Administrative Agent or the Lenders as a result of the Dodd-Frank Wall Street Reform and Consumer Protection Act or Basel III shall be considered to be changes in law that occurred subsequent to the Funding Date.

Expenses:	The Borrower will pay all reasonable costs and expenses associated with the preparation, due diligence, administration, syndication and closing of all loan documentation, including, without limitation, the legal fees of counsel to the Administrative Agent and the Lead Arranger, regardless of whether or not the Term Loan Facility is closed. The Borrower will also pay the expenses of the Administrative Agent and each Lender in connection with the enforcement of any of the Loan Documentation.

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EXHIBIT B

FORM OF SOLVENCY CERTIFICATE

To the Administrative Agent and each of the Lenders party to the Credit Agreement referred to below:

I, the undersigned chief financial officer of salesforce.com, inc., a Delaware corporation (the “Borrower”), in that capacity only and not in my individual capacity, do hereby certify as of the date hereof that:

1. This certificate is furnished to the Administrative Agent and the Lenders pursuant to Section [    ] of the Credit Agreement, dated as of             , among             (the “Credit Agreement”). Unless otherwise defined herein, capitalized terms used in this certificate shall have the meanings set forth in the Credit Agreement.

2. For purposes of this certificate, I, or officers of the Borrower under my direction and supervision, have performed the following procedures as of and for the periods set forth below.

(a) I have reviewed the financial statements referred to in Section [    ] of the Credit Agreement.

(b) I have knowledge of and have reviewed to my satisfaction the Credit Agreement.

(c) As chief financial officer of the Borrower, I am familiar with the financial condition of the Borrower and its Subsidiaries.

3. Based on and subject to the foregoing, after giving effect to the consummation of the Transaction, and all as determined in accordance with GAAP:

(a) the Borrower and its Subsidiaries on a consolidated basis are able to pay their debts and other liabilities, contingent obligations and other commitments as they mature in their ordinary course;

(b) the Borrower and its Subsidiaries do not intend to, and do not believe that they will, incur debts or liabilities beyond their ability to pay as such debts and liabilities mature in their ordinary course;

(c) the Borrower and its Subsidiaries on a consolidated basis are not engaged in a business or a transaction, and are not about to engage in a business or a transaction, for which their property would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which they are engaged;

(d) the fair value of the property and assets of the Borrower and its Subsidiaries on a consolidated basis is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of the Borrower and its Subsidiaries on a consolidated basis; and

(e) the present fair salable value of the property and assets of the Borrower and its Subsidiaries on a consolidated basis is not less than the amount that will be required to pay the probable liability of the Borrower and its Subsidiaries on a consolidated basis on their debts as they become absolute and matured.

In computing the amount of contingent liabilities for purposes of this Section 3, it is intended that such liabilities will be computed at the amount which, in light of all the facts and circumstances existing as of the date hereof, represents the amount that can reasonably be expected to become an actual or matured liability, and all in accordance with GAAP.

* * *

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IN WITNESS WHEREOF, salesforce.com, inc. has caused this certificate to be executed on its behalf by its chief financial officer as of the date first written above.

SALESFORCE.COM, INC.

By:
Name:
Title:

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